UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 9)*

                        SIZELER PROPERTY INVESTORS, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    830137105
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                                 (CUSIP Number)

                                December 31, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

         |X| Rule 13d-1(b)
         |_| Rule 13d-1(c)
         |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 830137105

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1.   NAME OF REPORTING PERSONS Palisade Capital Management, L.L.C.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  22-3330049


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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* N/A

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION  New Jersey


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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           957,000*
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         984,000*
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     984,000*
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A                                                                  |_|
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.43%
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12.  TYPE OF REPORTING PERSON*

     IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* The shares of the Issuer beneficially owned by the reporting person are held on behalf of the reporting person's clients in accounts over which the reporting person has complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such shares. The principals of Palisade Capital Management (L.L.C.) ("Palisade") and certain of their family members beneficially own in the aggregate 31,872 additional shares. Palisade does not beneficially own nor does it have voting or dispositive power over any of such 31,872 shares. Palisade, its principals and such family members disclaim any membership in a "group" for purposes of Rule 13d-5(b) of the Exchange Act.

CUSIP No. 830137105

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1.   NAME OF REPORTING PERSONS Martin L. Berman
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* N/A

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION  United States


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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           17,054*
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          974,054*
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         17,054*
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            984,000*
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     974,054*
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A                                                                  |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.36%
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12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* Martin L. Berman, individually beneficially owns 17,054 shares. Mr. Berman has shared voting and dispositive power over such 17,054 shares held in various accounts for himself and family members. Mr. Berman, as a principal of Palisade, has shared voting and dispositive power over the 984,000 shares beneficially owned by Palisade, but disclaims beneficial ownership of these shares pursuant to Rule 13d-4.

CUSIP No. 830137105

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1.   NAME OF REPORTING PERSONS Steven E. Berman
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* N/A

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION  United States


--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,000*
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          958,000*
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,000*
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            984,000*
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     958,000*
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A                                                                  |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.24%
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12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* Steven E. Berman, individually beneficially owns 1,000 shares. Mr. Berman has sole voting and dispositive power over such 1,000 shares. Mr. Berman, as a principal of Palisade, has shared voting and dispositive power over the 984,000 shares beneficially owned by Palisade, but disclaims beneficial ownership of these shares pursuant to Rule 13d-4.

CUSIP No. 830137105

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1.   NAME OF REPORTING PERSONS Jack Feiler
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* N/A

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION  United States


--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           13,818*
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          970,818*
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         13,818*
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            984,000*
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     970,818*
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A                                                                  |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.33%
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12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* Jack Feiler individually beneficially owns 13,818 shares. Mr. Feiler has sole voting and dispositive power over such 13,818 shares held in various accounts for himself and family members. Mr. Feiler, as a principal of Palisade, has shared voting and dispositive power over the 984,000 shares beneficially owned by Palisade, but disclaims beneficial ownership of these shares pursuant to Rule 13d-4.

Item 1.

(a)   Name Of Issuer: SIZELER PROPERTY INVESTORS, INC.

(b) Address of Issuer's Principal Executive Offices: 2542 Williams Boulevard, Kenner, LA 70062.

Item 2.

(a)   Name of Person Filing: Palisade Capital Management, L.L.C.

(b) Address of Principal Business Office or, if none, Residence: One Bridge Plaza, Suite 695, Fort Lee, NJ 07024

(c)   Citizenship: New Jersey

(d)   Title of Class of Securities: Common Stock

(e)   CUSIP Number: 830137105

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C.
78o);

      (b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

      (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

      (e) |X| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      (a)   Amount beneficially owned: 957,000

      (b)   Percent of Class: 7.23%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote               957,000

            (ii)  Shared power to vote or to direct the vote             N/A

            (iii) Sole power to dispose or to direct the disposition of  984,000

            (iv)  Shared power to dispose or to direct the disposition of N/A

Item 5. Ownership of Five Percent or Less of a Class.

            N/A

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

      The shares of the Issuer beneficially owned by the reporting person are held on behalf of the reporting person's clients in accounts over which the reporting person has complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No other person's interest relates to more than five percent of the class. No client account contains more than five percent of the class. The principals of Palisade and certain of their family members beneficially own in the aggregate 31,872 additional shares. Palisade does not beneficially own nor does it have voting or dispositive power over any of such 31,872 shares. Palisade, its principals and such family members disclaim any membership in a "group" for purposes of Rule 13d-5(b) of the Exchange Act.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            N/A

Item 8. Identification and Classification of Members of the Group.

            N/A

Item 9. Notice of Dissolution of Group.

            N/A

Item 10. Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         February 10, 2005
                                         -----------------
                                         Date
                                         Palisade Capital Management, LLC


                                         By:  /s/ Steven E. Berman
                                              --------------------
                                         Steven E. Berman, Member


                                         /s/ Martin L. Berman
                                         --------------------
                                         Martin L. Berman


                                         /s/ Steven E. Berman
                                         --------------------
                                         Steven E. Berman


                                         /s/ Jack Feiler
                                         ---------------
                                         Jack Feiler

  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)